Exhibit 10.22

SUBLEASE

between

PXRE CORPORATION,

Sublandlord

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,

Subtenant

February 16, 2005

PORTION OF 12TH FLOOR
399 THORNALL STREET
EDISON, NEW JERSEY

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          AGREEMENT OF SUBLEASE (this “Sublease”) made as of this 16 day of February, 2005, between PXRE CORPORATION, a Delaware corporation, having an office at 399 Thornall Street, Edison, New Jersey (hereinafter referred to as "Sublandlord") and THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, a Indiana corporation having an office at 1300 South Clinton Street, , Ft. Wayne, IN 46802 (hereinafter referred to as "Subtenant").

W I T N E S S E T H:

          WHEREAS, Sublandlord is the tenant under the Lease (hereinafter defined), which Lease demises certain Premises (hereinafter defined) in the Building (hereinafter defined); and

          WHEREAS, Subtenant desires to sublet a portion of said Premises, and Sublandlord is willing to sublet the same, upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

1. Definitions.

                  As used herein the following terms shall have the meanings hereinafter set forth:

                  “Base Taxes” shall mean the assessed valuation of the Land (as such term is defined in the Lease) and Building, assuming the Building was 100% occupied, multiplied by the tax rate for the calendar tax year 2005.

                  “Building” shall mean the building known as 399 Thornall Street, Edison, New Jersey, which building, together with the real property upon which it stands, is more fully described in the Lease.

                  "Escalation Rent" shall have the meaning set forth in Section 4 hereof.

                  "Expiration Date" shall mean 11:59 p.m. on October 30, 2009, or any earlier date upon which the term of this Sublease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or pursuant to law.

                  "Fixed Rent" shall mean the amounts set forth in Section 3 hereof.

                  "Lease" shall mean that certain lease between Prime Lessor and Sublandlord (as "tenant" thereunder), dated November 1, 1999, demising the Premises in the Building, as amended by a certain First Amendment to Lease dated as of February 23, 2000, as the same may be further amended, modified and/or supplemented.

                  "Lease Expiration Date" shall mean October 31, 2009.

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                  "Premises" shall mean the Premises as defined in the Lease.

                  "Prime Lessor" shall mean Thornall Associates, L.P., a New Jersey limited partnership, and any successor thereto or assignee thereof.

                  "Sublet Space" shall mean that portion of the Premises located on the twelfth (12th) floor of the Building and shown cross-hatched on Exhibit "A" annexed hereto.

                  "Sublet Space Commencement Date" shall mean May 1, 2005.

                  "Subtenant's Proportionate Share" shall mean, from time to time during the term of this Sublease, the then fraction (expressed as a decimal), the numerator of which shall be the number of rentable square feet of the Sublet Space (which Sublandlord and Subtenant agree is 8,700 rentable square feet) and the denominator of which shall be the number of rentable square feet of the Premises (which Sublandlord and Subtenant agree is 24,238 rentable square feet).

2. Demise; Use.

(a) Subject to Sublandlord's receipt of written consent to this Sublease from Prime Lessor, Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Sublet Space for a term (the "Term") commencing on the Sublet Space Commencement Date and expiring on the Expiration Date, subject to all terms, provisions, covenants and conditions of the Lease and this Sublease.

(b) Subtenant shall have the right to use and occupy the Sublet Space for executive and general offices for the transaction of Subtenant’s business including ancillary uses consistent with first class office building uses and for no other purpose.

(c) Subject to Sublandlord’s obligation to perform certain work more particularly described in Article 8(a) hereof, Subtenant accepts the Sublet Space "as is" as of the date hereof.

3. Fixed Rent; Additional Rent.

(a) Subtenant covenants and agrees to pay to Sublandlord during and throughout the Term of this Sublease Fixed Rent at the rate of One Hundred Ninety-One Thousand Four Hundred and No/100 Dollars ($191,400.00) per annum for each year (pro rated for any portion thereof) for the period from the Sublet Space Commencement Date to and including the Expiration Date payable in equal monthly installments of Fifteen Thousand Nine-Hundred Fifty and No/100 Dollars ($15,950). Subtenant shall pay the first month's Fixed Rent upon execution of this Sublease. Notwithstanding the foregoing, as an inducement to Subtenant to enter into this Sublease, Sublandlord agrees that payments of Fixed Rent shall be abated for the first five months of the Term of this Sublease, such that the first payment of monthly Fixed Rent shall be due, in advance, for the month of October 2005.

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(b) Payments of Fixed Rent and Additional Rent shall be due and payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Sublease. Payments of Fixed Rent and Additional Rent, or any portion thereof, which have not been received by Sublandlord by the fifth day of a calendar month will be subject to a late charge equal to five percent (5%) of the unpaid payment or $100, whichever is greater, as compensation for Sublandlord’s cost of processing late payments. In addition, any payment not received by the fifth day of a calendar month will accrue interest at the same rate of interest provided for in the Prime Lease from the first day of the calendar month for which such payment was due until the date on which it is paid with accrued interest. The monthly installment of Fixed Rent and Additional Rent payable on account of any partial calendar month during the Term of this Sublease, if any, shall be prorated.

(c) All sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease, shall be deemed to be additional rent (“Additional Rent”), and Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Rent as are available to Sublandlord for the non-payment of Fixed Rent. Additional Rent shall include, but not be limited to, all Escalation Rent (hereinafter defined in Section 4) and all other costs, fees, expenses and charges due from and payable by Sublandlord to Prime Lessor which are attributable to, or arise with respect to, the Sublet Space. Unless otherwise specified, Subtenant shall pay all Additional Rent and the same shall be due thirty (30) days after notice by Sublandlord.

(d) All Fixed Rent and all Additional Rent, including Escalation Rent, payable hereunder by Subtenant shall be paid without any deduction, offset, abatement, defense and/or counterclaim whatsoever at the address of Sublandlord set forth herein or at such other address as Sublandlord may direct. All Fixed Rent and all Additional Rent, including Escalation Rent, payable hereunder shall be paid by check, drawn on a bank which is a member of the New York Clearing House or any successor thereto, issued directly by Subtenant, without endorsements, to the order of Sublandlord or to such other party as Sublandlord may designate in writing.

4. Escalation Rent.

                  In addition to Fixed Rent, Subtenant covenants and agrees to pay to Sublandlord, with respect to each calendar year of the Term from and after the Sublet Space Commencement Date, an amount ("Escalation Rent") equal to Subtenant's Proportionate Share of “Tenant's Proportionate Share of Increase” (as such term is defined in the Lease) applied to each of “Taxes” and “Operating Expenses” (as such terms are defined in the Lease) above, (i) with respect to Taxes, the increase in Taxes for any calendar year in excess of the Base Taxes, and (ii) with respect to Operating Expenses, the increase in Operating Expense above a base calendar year of 2005.

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5. Electricity Charge.

(a) Subject to Article 6 hereof, Sublandlord shall furnish such electric energy as Subtenant shall reasonably require for ordinary office uses during the hours of 8:00 a.m. through 6:00 p.m. Monday through Friday (excepting holidays), in an amount not less (but which is not required to be more than) 6 watts demand load per useable square foot. Tenant shall pay for such electricity at an annual rate of Fifteen Thousand Two Hundred Twenty-Five and No/100 Dollars ($15,225.00) (the "Subtenant's Electricity Charge"), payable in equal monthly installments of One Thousand Two Hundred Sixty-Eight Dollars and Seventy-Five Cents ($1,268.75) together with each monthly installment of Fixed Rent (calculated at $1.75 per rentable square foot). Tenant acknowledges that the public utility rate schedule used to determine the value of electricity to be furnished by Sublandlord to Subtenant may increase after the date hereof and in such event, the Subtenant's Electricity Charge shall be increased accordingly and shall be determined by applying the prevailing local public utility rates, inclusive of any taxes included in or applicable to such rates and based upon the consumption of electricity by Subtenant provided, however, Subtenant shall in no case be liable for a Subtenant's Electricity Charge of less than $1.75 per square foot for electricity.

(b) Sublandlord shall have the right at any time and from time to time during the Term to examine and survey the consumption by Subtenant of electricity, including without limitation, examining and surveying, the electrical wiring, equipment and all lighting fixtures and apparatus consuming electricity in the Sublet Space, Subtenant's hours of operation, and all other factors relevant to Subtenant's consumption of electricity. If, as a result of a survey made pursuant to this provision, Sublandlord determines that the value to Subtenant of the electric energy supplied by Sublandlord (determined by the prevailing local public utility rates payable by Sublandlord for electrical service inclusive of all applicable "demand" and related charges including "fuel adjustment" charges and any taxes included in or applicable to such rates) has been increased because of increased use by Subtenant or any other act or omission by Subtenant, Subtenant's failure to maintain its equipment in good order and repair, Subtenant's use of the Sublet Space at other than the standard business hours specified in subparagraph (a) above, or if there shall be an increase in charges by the public utility servicing the Building, then in each such event, Subtenant's Electricity Charge shall be increased by an amount equal to such increase in value, effective on a retroactive basis to the later to occur of: (i) the date of the occurrence of the event triggering such increase (the "Trigger Date") or (ii) the date which is one (1) year prior to the Trigger Date.

(c) In no event shall the provisions of this Article result in any decreases in the Subtenant's Electricity Charge below $1.75 per rentable square foot.

(d) Sublandlord shall not be liable or responsible to Subtenant for any loss, damage, or expense that Subtenant sustains or incurs if either the quantity or character of electric service is changed or interrupted or is no longer available or suitable for Subtenant's requirements, unless due to the gross negligence or willful misconduct of Sublandlord.

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(e) Subtenant, at its sole cost and expense, shall furnish, install, and replace, as required, all lighting tubes, lamps, bulbs, and ballasts required in the Sublet Space.

6. Subtenant's Rights.

(a) Sublandlord shall not be obligated to perform any obligation which is the obligation of Prime Lessor under the Lease and Sublandlord shall not be liable to Subtenant for Prime Lessor's failure to perform or observe any covenant or obligation under the Lease; accordingly, Sublandlord's obligations hereunder are conditional when such obligations require parallel performance by Prime Lessor. Without limiting the foregoing, Subtenant recognizes and agrees that Sublandlord shall not be required to provide or render any of the services or utilities, to make repairs, replacements, restorations, alterations or improvements or to perform any of the obligations required of Prime Lessor by the terms of the Lease. Sublandlord agrees, however, to use reasonable efforts to enforce its rights against Prime Lessor under the Lease for the benefit of Subtenant upon Subtenant's written request therefor (and to forward to Prime Lessor any notices or requests for consent as Subtenant may reasonably request). Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Sublandlord in expending such efforts. In any instance in which Subtenant would have the right to institute an action or proceeding against Prime Lessor in accordance with the provisions of this Article in the name of Sublandlord but for the fact that Sublandlord's remedies under the Lease are limited to arbitration in accordance with the provisions of the Lease, Sublandlord shall, upon the request of Subtenant, but subject to all of the foregoing provisions of this Article, enforce Sublandlord's rights under the Lease for the benefit of Subtenant by arbitration in accordance with the provisions of the Lease, provided that Subtenant shall pay to Sublandlord as Additional Rent, upon demand, all reasonable out-of-pocket costs and expenses incurred in connection therewith by Sublandlord.

(b) Subtenant acknowledges that the failure of Prime Lessor to provide any services or comply with any obligations under the Lease shall not entitle Subtenant to any abatement, offset, or reduction in amounts payable hereunder; provided, however, that if and to the extent Sublandlord receives a rent abatement, offset, or reduction from Prime Lessor on account of such failure, Subtenant shall be entitled (x) with respect to an abatement or reduction applicable to both the Sublet Space and the balance of the Premises, to a proportionate abatement, offset, or reduction of the rents payable by Subtenant pursuant to this sublease, apportioned equitably, after first deducting Sublandlord's reasonable, out-of-pocket costs, if any, in obtaining such rent abatement or reduction, and (y) with respect to an abatement or reduction applicable to the Sublet Space only, Subtenant shall be entitled to the entire abatement, offset, or reduction after first deducting Sublandlord's reasonable out-of-pocket costs, if any, in obtaining such rent abatement or reduction.

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7. Incorporated Lease Provisions.

(a) Except as may be inconsistent with the provisions of this Sublease, all of the terms, covenants and conditions of the Lease are hereby made part hereof with the same force and effect as if fully set forth at length herein as if the term "Sublandlord" herein referred to landlord in the Lease and the term "Subtenant" herein referred to tenant in the Lease. Wherever the Lease refers to the "Demised Premises," such references for the purposes hereof shall be deemed to refer to the Sublet Space. Notwithstanding the foregoing, the parties agree that the following provisions are not incorporated into this sublease: Article 1 (other than Section 1.07, and changing the reference to First Union in line 6 thereof to Wachovia); Section 2.05; Section 3.01; Section 3.03; Article 4; Article 5 (except that Subtenant shall be liable for all Escalation Rent as provided herein and except to the degree that Article 5 is required to interpret Subtenant’s obligations hereunder); Sections 6.02 – 6.03; Sections 9.02 and 9.03; Section 14.02; Sections 15.01 and 15.02; Section 16.01; Article 17; Section 24.02(e); Article 30; Article 40; Article 43; Exhibit A; Exhibit B; Exhibit C; Exhibit D; and Exhibit G.

(b) Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of any conditional limitation or a default under the Lease; it being expressly agreed to by Subtenant that any such violation, breach of any conditional limitation or default shall constitute a default and a material breach by Subtenant of a substantial obligation and conditional limitation under this Sublease. Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising from or in connection with any default by Subtenant in Subtenant's performance of those terms, covenants and conditions of the Lease which are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Additional Rent hereunder and shall be payable upon demand. In the event that Subtenant shall do any act, matter, or thing which will be, result in, or constitute a violation or breach of any conditional limitation or a default in the performance of any term, covenant or condition on its part to be performed or observed under this Sublease, then Sublandlord shall have the same rights and remedies for the violation or breach of any conditional limitation or default as are given to Prime Lessor as landlord under the Lease, all with the same force and effect as though such remedies were fully set forth at length herein.

(c) If this Sublease shall be terminated as a result of a violation or breach of any conditional limitation or default on the part of Subtenant, then in addition to all rights and remedies otherwise provided to Sublandlord herein, Subtenant shall also be liable to Sublandlord for the amount of any free rent or rent abatements, moving reimbursements, tenant build-out contributions and any other financial concessions that may have been provided to Subtenant hereunder.

(d) This Sublease is expressly made subject and subordinate to the Lease and to all encumbrances and other matters to which the Lease is subject. In any case where the consent or approval of Prime Lessor shall be required pursuant to the Lease, Sublandlord's consent shall also be required hereunder. If, pursuant to the terms of this Sublease, Subtenant must obtain the consent or approval of Sublandlord, and Sublandlord must, pursuant to the Lease, obtain the consent of Prime Lessor or the consent of the holder of any mortgage, superior lease or other interest to which this Sublease or the Lease is subordinate, Sublandlord agrees to: (i) promptly forward a copy of Subtenant's request for such consent or approval, together with all relevant documents in Sublandlord's possession, to Prime Lessor or the holder of any superior interest and (ii) use its reasonable efforts to secure any such consent(s) and/or approval(s). If Prime Lessor or the holder of such superior interest refuses to grant such consent or approval and, as a result, Sublandlord withholds its consent to Subtenant's request therefor, such withholding by Sublandlord shall not be deemed to be an unreasonable refusal to grant such consent or approval or result in Sublandlord having any liability under this Sublease; provided, however if Prime Lessor or the holder of such superior interest is required to grant such consent or approval or to not reasonably withhold such consent or approval pursuant to the terms of the Lease, then the rights of Subtenant and the obligations of Sublandlord set forth in Section 6(a) hereof shall apply.

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(e) Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Lease, provided that any such modifications or amendments to the Lease do not discriminate against Subtenant or increase Subtenant's obligations under this Sublease, shorten the term of this Sublease or decrease Subtenant's rights under this Sublease or otherwise materially adversely affect Subtenant's rights or obligations under this Sublease or permit this Sublease to be canceled or terminated without Subtenant's prior written consent provided, however, that Sublandlord shall have the right to terminate this Sublease in the event that Prime Lessor or Sublandlord terminates the Lease in accordance with the provisions of any of Articles 21 or 22 of the Lease or Sublandlord elects to terminate the Lease pursuant to Article 42.

(f) Subtenant agrees that Sublandlord shall have no liability to Subtenant if the term of this Sublease shall terminate by reason of (i) Prime Lessor's or Sublandlord's exercise of any of their respective rights set forth in Article 21, 22 or 42 of the Lease or (ii) Subtenant's breach of any of the terms, covenants or conditions of this Sublease on Subtenant's part to be observed or performed or (iii) a termination of any ground or underlying leases referred to in Article 6 of the Lease to which the Lease is subordinate, and all amendments thereto or by reason of a foreclosure (or deed in lieu of foreclosure) of any of the mortgages referred to in Article 6 of the Lease. Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord, as the tenant under the Lease, in the performance of any of the terms or provisions of the Lease, or for any other reason of any nature whatsoever, such lease or the leasehold estate of the tenant thereunder, is terminated by summary dispossess proceeding or otherwise, then Subtenant will attorn to Prime Lessor, and will recognize Prime Lessor as Subtenant's landlord under this Sublease. Subtenant covenants and agrees to execute and deliver, at any time and from time to time, within ten (10) days following a request therefor by Sublandlord or Prime Lessor, any instrument which may be reasonably necessary or appropriate to evidence such attornment. If Sublandlord shall agree with Prime Lessor to surrender or cancel the Lease (or any portion thereof, if such portion includes the Sublet Space) or shorten the Term of the Lease (or any portion thereof, if such portion includes the Sublet Space) this Sublease shall not be affected thereby and shall continue on all of the same terms and conditions set forth herein, except however, that Subtenant will attorn to and recognize Prime Lessor as its direct landlord to the extent of such portion of the Lease (or the Term) so surrendered and thereupon, this Sublease, to such extent, shall become a direct lease between Subtenant and Prime Lessor and Subtenant will execute any documents reasonably requested by Prime Lessor to evidence such attornment.

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(g) Sublandlord shall use reasonable efforts to obtain from the Prime Lessor a non-disturbance and attornment agreement in favor of Subtenant utilizing Prime Lessor’s standard form, if any, pursuant to which, in the event of a termination of the Lease for any reason other than as set forth in the preceding subparagraph (e), Prime Lessor will recognize this Sublease as a direct lease between Prime Lessor and Subtenant, provided that Subtenant shall not then be in default hereunder and that Subtenant shall attorn to Prime Lessor. If, after sixty (60) days from the date of this Sublease, Sublandlord, having exercised reasonable efforts, is unable to obtain such an agreement from Prime Lessor, it is agreed that Sublandlord shall have no further obligations under this subparagraph.

8. Condition of the Sublet Space; Subtenant's Work; Sublandlord's Contribution.

(a) It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease. Subtenant agrees to accept possession of the Sublet Space in "as is" and "where is" condition as of the date hereof; and Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublet Space for Subtenant's occupancy other than (a) to deliver the Sublet Space in "broom clean" condition on the Commencement Date, (b) to replace or repair at Sublandlord’s expense all damaged decorative marble tiles within the Sublet Space prior to the Commencement Date, and (c) to remove at Sublandlord’s expense the internal staircase leading from the Sublet Space to the fourteenth floor and close up the opening prior to the Commencement Date.

(b) Subtenant acknowledges and agrees that any and all alterations, installations, renovations or other items of work necessary to prepare the Sublet Space for Subtenant's initial occupancy ("Tenant's Work") shall be performed by Subtenant or by Prime Lessor on Subtenant's behalf at Subtenant's sole cost and expense. Without limiting the foregoing, Subtenant shall be solely responsible for any and all alterations and installations required in order to demise the Sublet Space in compliance with all legal and insurance requirements.

(c) Subject to the provisions of this Article 8 and the Lease, Subtenant shall perform or cause to be performed through Prime Lessor all Tenant’s Work necessary for Subtenant’s occupancy of the Sublet Space. All materials, work, labor, fixtures and installations required for Subtenant’s preparation of the Sublet Space, and the operation of Subtenant’s business therein, shall be performed by Subtenant at Subtenant’s risk and sole cost and expense, except that Sublandlord agrees to reimburse Subtenant the amount of up to $9.00 per rentable square foot attributable to the Sublet Space for a total amount of up to Seventy-Eight Thousand Three Hundred Dollars ($78,300.00) with respect to the cost of the Tenant’s Work upon lien-free completion thereof and upon Sublandlord’s receipt of Subtenant’s written demand therefor, accompanied by evidence satisfactory to Sublandlord evidencing such costs and expenses, including, without limitation, originals of paid receipted invoices for costs incurred in connection with Tenant’s Work. Subtenant hereby covenants to perform or to cause to have performed Tenant’s Work in a good and workmanlike manner, using building standard materials, in compliance with all applicable legal requirements and the directives of Prime Lessor, and in compliance with the Lease.

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(d) All Tenant’s Work shall be performed in accordance with the provisions of Article 9 of this Sublease, shall require the prior written consent of Prime Lessor and Sublandlord, and shall be subject to the provisions of the Lease, including, without limitation, Sections 3.02 and 12.06 thereof. Sublandlord agrees not to unreasonably withhold or delay its consent to Subtenant’s proposed Tenant’s Work.

(e) Payments of Fixed Rent shall commence on October 1, 2005 regardless of any delay in the completion of Tenant’s Work.

9. Subtenant's Changes; Restoration.

(a) Subject to the receipt of Sublandlord's consent and the consent of Prime Lessor pursuant to Article 12 of the Lease, which consents shall not be unreasonably withheld, Subtenant shall have the right to make, cause to be made, or allow to be made during the Term any and all “Tenant's Changes” (as defined in the Lease), and improvements in the Sublet Space or any portion of the Sublet Space in accordance with the provisions of Article 12 of the Lease which are incorporated herein by reference, as the same may be amended from time to time. All of Tenant's Changes (including Tenant’s Work) shall be performed in compliance with all applicable provisions of the Lease including, without limitation, Article 3.

(b) Subtenant agrees to perform or to cause Prime Lessor to perform all Tenant’s Changes and all Tenant's Work necessary to prepare the Sublet Space for Subtenant's initial occupancy in accordance with the plans and specifications annexed hereto as Exhibit "C". Without limiting the foregoing, Subtenant acknowledges that Subtenant may be required to use Prime Lessor as its contractor in the manner provided by Schedule B to the First Amendment to Lease, and that Subtenant will be required to pay all costs of Tenant’s Work, Tenant’s Changes, and any other work performed by Prime Lessor for and on behalf of Subtenant, without regard to whether such Tenant’s Work, Tenant’s Changes, or other work is billed to Sublandlord or to Subtenant directly by Prime Lessor. Subtenant understands that Sublandlord has not agreed to incur any costs in connection with any of Tenant's Changes (including, without limitation, Tenant’s Work) and that Subtenant will be required to pay or reimburse to Sublandlord or to Prime Lessor, as applicable, the cost of all such work within five (5) business days of being billed by Sublandlord or the Prime Lessor, as applicable.

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(c) In the event that Subtenant shall make any Tenant's Changes, decorations or improvements in or to the Sublet Space, Subtenant shall secure and maintain all insurance coverages required by the Lease.

(d) At the end of the Term, Subtenant shall have no obligation to demolish any of Tenant’s Work existing in the Sublet Space prior to the Sublet Space Commencement Date. With respect to Tenant’s Changes and Tenant’s Work performed after the Sublet Space Commencement Date at the request or direction of Subtenant, Sublandlord shall advise Subtenant of any demolition or restoration requirements at the time Sublandlord grants its consent to any such Tenant’s Changes or Tenant’s Work. If Sublandlord shall fail or neglect to indicate restoration requirements within ten (10) business days after the date Subtenant requests Sublandlord’s approval for any Tenant’s Changes or Tenant’s Work, then Subtenant shall have no restoration obligations at the end of the Term with respect to the specific Tenant’s Changes or Tenant’s Work that were the subject of such request.

10. Insurance.

(a) Subtenant shall, at its own cost and expense, obtain, maintain and keep in force during the Term for the benefit of Sublandlord, Subtenant, Prime Lessor and such other parties as are named in the Lease, commercial general liability insurance which shall include premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages in a combined single limit amount of not less than $4,000,000.00 against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or related to the conduct and operation of Subtenant's business in, on or about the Sublet Space. Whenever in Sublandlord's reasonable judgment, good business practice and changing conditions indicate a need for additional or different types of insurance coverage, Subtenant shall, upon Sublandlord's request, promptly obtain such insurance coverage, at Subtenant's expense.

(b) Sublandlord, Prime Lessor, and such other parties as are required to be named pursuant to the Lease, including, without limitation, Prime Lessor's agents and any lessor under any ground or underlying lease, shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All of said policies of insurance shall be: (i) written as "occurrence" policies, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Sublandlord may carry, and (iii) issued by insurance companies which are rated not less than "A:XII" in Best's Key Rating Guide or which are otherwise reasonably satisfactory to Sublandlord, and which are licensed to do business in the State of New Jersey. Said policies shall also provide that the insurer will give Sublandlord at least thirty (30) days prior written notice of cancellation of said policy or of any material modification thereof, and shall comply with all of the provisions of the Lease. Subtenant shall deliver to Sublandlord the policies of insurance or certificates thereof, together with evidence of the payment of premiums thereon, prior to the Sublet Space Commencement Date, and shall thereafter furnish to Sublandlord, at least twenty (20) days prior to the expiration of any such policies and any renewals thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.

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(c) Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon at the maximum legal rate of interest from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

(d) Notwithstanding anything to the contrary contained in the Lease, and notwithstanding the limits of insurance specified in this Section, Subtenant agrees to defend, indemnify and hold harmless Sublandlord, and the agents, partners, shareholders, directors, officers and employees of Sublandlord, from and against all damage, loss, liability, cost and expense (including, without limitation, engineers', architects' and attorneys' fees and disbursements) resulting from any of the risks referred to in this Article. Such indemnification shall operate whether or not Subtenant has placed and maintained the insurance specified in this Article, and whether or not proceeds from such insurance (such insurance having been placed and maintained) actually are collectible from one or more of the aforesaid insurance companies; provided, however, that Subtenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered by Sublandlord from one or more of said insurance companies by reason of injury or damage to or loss sustained on the Sublet Space.

11. Casualty.

(a) If the Sublet Space or any part thereof shall be damaged or rendered untenantable or if Subtenant's means of ingress and egress to and from the Sublet Space is totally or substantially eliminated (in which case the Sublet Space shall be deemed to be completely untenantable) by fire or other casualty and this sublease is not terminated by Sublandlord or Prime Lessor pursuant to Article 11(b) hereof or by reason of a termination of the Lease then: (i) Fixed Rent and Escalation Rent hereunder shall be abated for such periods, if any, in respect of which Sublandlord receives corresponding abatements under the Lease with respect to the Sublet Space demised by this Sublease and (ii) Sublandlord shall proceed, promptly and with reasonable diligence, to repair such damage to the Sublet Space as it is obligated to repair pursuant to Article 21 of the Lease. For the purposes of this Sublease, Sublandlord's obligation to repair shall include all repairs to the Sublet Space except in respect of the repair or replacement of the personal property of Subtenant or of improvements to the Sublet Space made by the Subtenant. Subtenant's occupancy or re-occupancy of any untenantable portion of the Sublet Space for the conduct of its business which theretofore was untenantable by reason of such fire or other casualty shall constitute a conclusive presumption that such portion of the Sublet Space is no longer untenantable, and any abatement of Fixed Rent or Escalation Rent applicable to such portion of the Sublet Space shall cease as of the date of such occupancy or re-occupancy.

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(b) If the Sublet Space or the Building is partially or totally damaged or destroyed by fire or other casualty, Subtenant shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Lease is terminated by Sublandlord or Prime Lessor pursuant to the provisions of the Lease. If the Lease is terminated pursuant to Article 21 thereof, this Sublease shall terminate on the same date. Sublandlord shall give Subtenant prompt notice of any such termination. Notwithstanding anything to the contrary contained herein, if the Sublet Space (or the means of ingress thereto and egress therefrom) shall be completely or partially destroyed by fire or other casualty so as to render the Sublet Space unusable by Subtenant for a period of more than one hundred eighty (180) days (or for a period of forty-five (45) days if such fire or other casualty occurs in the last year of the Term of this Lease), then Subtenant shall have the right to cancel this Sublease by written notice to Sublandlord, which notice shall be delivered to the Sublandlord prior to the expiration of the aforementioned one hundred eighty (180) or forty-five (45) day periods, respectively.

(c) Sublandlord shall exert all commercially reasonable efforts to restore the Sublet Space following a casualty in a manner which will not unreasonably disturb Subtenant or interfere with the conduct of Subtenant's business in the Sublet Space. Subject to the preceding sentence, Sublandlord shall not be liable for any inconvenience or annoyance to Subtenant or injury to the business of Subtenant resulting in any way from any such damage by fire or other casualty or the repair thereof. Sublandlord shall not be obligated to repair any damage to, or replace, Subtenant's property.

(d) Sublandlord and Subtenant each agree to use diligent efforts to cooperate with each other and with their respective insurers (and with Prime Lessor and its insurers) in order to facilitate the collection of all insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage and destruction of the Building or the Sublet Space (as defined herein or in the Lease) by fire or other casualty.

12. Condemnation.

(a) If the Lease is terminated as a result of any temporary or permanent taking of all or any portion of the Building, the Premises, or the Sublet Space by condemnation, this Sublease shall likewise terminate and Fixed Rent and Escalation Rent hereunder shall be apportioned as of the date of such termination.

(b) In the event of any condemnation of all or any part of the Building, the Premises, or the Sublet Space, Prime Lessor and/or Sublandlord shall be entitled to receive the entire compensation or award for any such condemnation. Subtenant shall have no claim against Prime Lessor, Sublandlord, or the condemning authority for the value of any unexpired portion of the Term or for Subtenant's subleasehold interest and Subtenant hereby expressly assigns to Prime Lessor and/or Sublandlord all of its right, title and interest in and to any such compensation or award, and also agrees to execute any and all further documents that may be required in order to facilitate the collection thereof. Nothing contained in this subsection (b) shall be deemed to prevent Subtenant from making a separate claim in any condemnation proceeding for (i) any moving expenses incurred by Subtenant and (ii) the value of any tenant's property.

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(c) If the temporary use or occupancy of all or any part of the Sublet Space shall be condemned for any public or quasi-public use or purpose during the term, this Sublease and the Term shall be and remain unaffected by such condemnation and Subtenant shall continue to be responsible for all of its obligations hereunder (except to the extent prevented from so doing by reason of such condemnation) and shall continue to pay all Fixed Rent and Escalation Rent in full. In the event of any such condemnation, Sublandlord, subject to the terms of the Lease, shall be entitled to appear, claim, prove and receive the entire award, which shall be appropriately apportioned between Subtenant and Sublandlord.

(d) The term "condemnation" as used herein shall include a taking for public use or purpose and any agreement in lieu of or in anticipation of the exercise of the power of eminent domain entered into by Prime Lessor, a ground lessor, or a mortgagee and any governmental authority authorized to exercise the power of eminent domain.

13. Assignment and Subleasing.

(a) Except as and to the extent provided in this Article 13, Subtenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (i) assign or otherwise transfer this Sublease or the term and estate hereby granted, (ii) further sublet the Sublet Space or any part thereof, or allow the same to be used, occupied or utilized by anyone other than Subtenant, or (iii) mortgage, pledge, encumber or otherwise hypothecate this Sublease or the Sublet Space or any part thereof in any manner whatsoever without consent of Sublandlord, with consent not to be unreasonably withheld.

(b) Provided that Subtenant is not in default beyond any applicable grace or cure period under any of the terms, covenants and conditions of this Sublease, Subtenant shall have the right to further sublet any portion of the Sublet Space or to assign its interest in this Sublease, subject to all of the following terms and conditions:

i.	Subtenant shall have complied with the applicable provisions of the Lease incorporated herein by reference and shall obtain, prior to the effective date of the proposed sublease or assignment, the consent of Prime Lessor to such sublease or assignment, to the extent required under the terms of the Lease, and neither Prime Lessor nor Sublandlord shall have elected to recapture such portion of the Sublet Space;

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ii.	Subtenant shall obtain the prior written consent of Sublandlord to the proposed sublease or assignment, which consent shall not be unreasonably withheld or delayed by Sublandlord, provided the following conditions are satisfied:

(1)	Subtenant shall have complied with, and be bound by, all sections of Article 8 of the Lease which are incorporated herein by reference pursuant to Article 7 of this Sublease (it being understood, in each case, that any reference to a "subtenant" or "assignee" in those incorporated sections of Article 8 of the Lease shall be deemed to refer to Subtenant's proposed subtenant or assignee); and

(2)	the proposed Subtenant shall not be an "Excluded Person" (as such term is defined below); and

(3)	there shall not be in the aggregate more than two (2) subtenants or occupants (including Subtenant) of the Sublet Space.

iii.	For the purposes of subparagraph (b)(ii)(2) above, the term "Excluded Person" shall mean any federal, state or local government entity, agency or instrumentality, school or employment agency or other person prohibited by the Lease; and

iv.	Any attempted assignment or subletting made contrary to the provisions of this Article 13 and shall be null and void. No consent by Sublandlord or Prime Lessor to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord's and Prime Lessor's express written consent to any further assignment or subletting, if required under this Sublease or under the Lease, respectively.

Notwithstanding anything to the contrary contained in this Article with respect to assignment and subletting, Sublandlord's consent shall not be required with respect to an assignment and/or subletting to a corporation or other entity which succeeds to all, or substantially all, of the assets and liabilities of the Subtenant; provided that the net worth of such successor corporation or other entity, computed in accordance with generally accepted accounting principles and certified by a firm of certified public accountants to Sublandlord at the time such corporation or other entity succeeds to Subtenant's interest in this Lease, shall be at least equal to the net worth of Subtenant as of the date of this Lease; provided, however, that the consent of Prime Lessor shall be required with respect to any such sublease or assignment described in this sentence.

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(c) As conditions precedent to Sublandlord’s granting consent to any proposed assignment or subletting, (i) Sublandlord shall be entitled to receive, as Additional Rent hereunder, (A) an amount equal to fifty percent (50%) of all rent and/or other consideration payable by the proposed subtenant to Subtenant hereunder to the extent that such rent and/or other consideration exceeds, on a pro rata basis, a sum, amount, or rate in excess of the Fixed Rent at the time payable hereunder by Subtenant per rentable square foot so affected by any such proposed sublease, and (B) an amount equal to fifty percent (50%) of any and all consideration payable by the proposed assignee to Subtenant in the case of a proposed assignment, provided, however, that in the case of each of (A) and (B), Subtenant shall first be entitled to recover actual costs reasonably incurred by Sublessee in connection with such subleasing or assignment, including, without limitation, broker fees, but not including expenses to prepare the Sublet Space, or legal or other professional fees; (ii) Subtenant and its proposed assignee or subtenant shall provide Sublandlord with such other information as Sublandlord may reasonably request, including, but not limited to, a certification in affidavit form of all rental and other consideration proposed to be paid in connection with the proposed assignment or sublease, and (iii) the proposed assignment or sublease and the documentation evidencing and/or executed and delivered in connection with it shall be otherwise reasonably acceptable to Sublandlord. Any and all costs related to separating the Sublet Space to accommodate a subletting or a partial termination of this Sublease resulting from Subtenant’s seeking to enter into a partial subletting, including, without limitation, all construction costs related to modifying the Sublet Space, shall be borne and paid for solely by Subtenant. No partial assignments of this Sublease shall be permitted under any circumstances whatsoever.

14. Sublandlord's Representations.

(a) To induce Subtenant to enter into this Sublease Sublandlord hereby represents, warrants and covenants to Subtenant that:

i.	The Lease is in effect and has not been terminated;

ii.	The Lease Expiration Date is October 31, 2009;

iii.	Sublandlord is a duly formed and validly existing corporation. This sublease has been duly authorized, executed and delivered by Sublandlord and constitutes the legal, valid, and binding obligation of Sublandlord; and

iv.	The Lease annexed hereto as Exhibit "B" and made a part hereof is a true and complete copy of the Lease, except as to certain intentionally redacted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublet Space.

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(b) To induce Sublandlord to enter into this sublease Subtenant hereby represents, warrants and covenants to Sublandlord that:

i.	Subtenant is a duly formed and validly existing corporation with full power and authority to enter into this Sublease and to perform its obligations hereunder in accordance with its terms; and

ii.	this Sublease has been duly authorized by all necessary corporate action, executed and delivered by Subtenant and constitutes the legal, valid and binding obligation of Subtenant.

15. Occupancy Tax.

                  If any commercial rent or occupancy tax shall be levied with regard to the Sublet Space, Subtenant shall pay the same either to the taxing authority, or, if appropriate, to Sublandlord, as Additional Rent, not less than twenty (20) days before the due date of each and every such tax payment. In the event that any such tax payment shall be made by Subtenant to Sublandlord, Sublandlord shall remit the amount of such payment to the taxing authority on Subtenant's behalf.

16. Hold Over.

                  The parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublet Space on the Expiration Date or sooner termination of the Term will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder and will be impossible to accurately measure. Subtenant therefore agrees that if possession of the Sublet Space is not surrendered to Sublandlord on the Expiration Date or sooner termination of the Term, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month and for each portion of any month during which Subtenant holds over in the Sublet Space after the Expiration Date or sooner termination of this Sublease, a sum equal to one hundred ten percent (110%) of the aggregate of the portion of the Fixed Rent and regularly scheduled items of Additional Rent which were payable hereunder with respect to the last month of the Term. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublet Space after the Expiration Date or sooner termination of this Sublease and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Article, which provisions shall survive the Expiration Date or sooner termination of this Sublease. This provision shall survive the Expiration Date or the sooner termination of the Lease.

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17. Moving Allowance.

                  Sublandlord will pay Subtenant an amount equal to $1.00 per rentable square foot attributable to the Sublet Space for a total amount of Eight Thousand Seven Hundred Dollars ($8,700.00) (the “Moving Allowance”) expendable for costs and expenses relating to the relocation of Subtenant’s business (including, but not limited to, costs of moving Subtenant’s fixtures, furniture, and equipment, cabling, and stationery costs) from Subtenant’s current space to the Sublet Space. The Moving Allowance shall be promptly paid by Sublandlord to Subtenant upon Sublandlord’s receipt of Subtenant’s written demand therefor, accompanied by evidence satisfactory to Sublandlord evidencing such costs and expenses, including, without limitation, originals of paid receipts.

18. Purchase of Furniture.

                  Upon execution and delivery of this Sublease, Subtenant shall pay to Sublandlord the amount of One Hundred Dollars ($100.00) as a purchase price for all furniture currently owned by Sublandlord and located in the Sublet Space. Title to such furniture shall be on an “as is, where is basis, with all faults.” Notwithstanding the foregoing, Sublandlord shall have the right to identify and to retain title to certain file cabinets which Sublandlord will remove from the Sublet Space. At Subtenant’s request, Sublandlord will execute and deliver a bill of sale to evidence the conveyance of title to such furniture. Unless this Sublease shall be executed and delivered by Subtenant, Subtenant shall have no right to purchase all or any portion of such furniture.

19. Intentionally Deleted.

20. Broker.

                  Sublandlord and Subtenant warrant and represent to each other that they have dealt with no broker in connection with this transaction other than CB Richard Ellis and The Staubach Company (collectively, "Broker"), and each of Sublandlord and Subtenant hereby agrees to indemnify and hold the other harmless from all costs, expenses (including reasonable attorneys' fees and disbursements) and liability arising from any breach of the foregoing representation or arising from any claim for any commissions or compensation by any broker employed by Subtenant in connection with a further underletting of all or any portion of the Sublet Space. Sublandlord shall compensate CB Richard Ellis which shall, in turn, compensate The Staubach Company pursuant to separate compensation agreements.

21. Prime Lessor's Consent.

                  This Sublease shall have no effect until Prime Lessor shall have given its written consent hereto in accordance with the terms of the Lease. If Prime Lessor does not give its consent to this Sublease for any reason whatsoever within thirty (30) days after the date hereof, then either party may elect to cancel this Sublease by giving notice to the other party after the expiration of said thirty (30) day period, but prior to the giving of said consent by Prime Lessor to this Sublease, Sublandlord and Subtenant each agree to use all reasonable efforts to obtain such consent. Subtenant and Sublandlord each agree that such party shall promptly execute and deliver Prime Lessor's consent to this Sublease.

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22. Right of First Offer.

                  Subject to any rights of Prime Lessor under the Lease, Subtenant shall have a one time right of first offer (the “Right of First Offer”) to take over all of Sublandlord’s leasehold interest on the fourteenth floor in the Building should Sublandlord intend to vacate the space during the term of the Lease. In such event, Sublandlord shall, prior to offering the space to any third party but subject to any rights of Prime Lessor, give Subtenant written notice of the availability of such space (the “Availability Notice”). The Availability Notice shall set forth (a) the then fair market rental value at which Sublandlord would offer the space to a third party and (b) the estimated date at which such space will be available for occupancy by Subtenant. The Availability Notice shall constitute an offer by Sublandlord to add the space to the Sublet Space for a term commencing on the later of the date set forth in the Availability Notice or the date possession of the space is actually delivered to Subtenant, and continuing for the balance of the term of the Lease on the terms and conditions of this Sublease at the fair market rental value for such space set forth in the Availability Notice. Subtenant may lease such space in its entirety only, under such terms, by delivering written notice of exercise to Sublandlord within fifteen (15) business days after the giving by Sublandlord to Subtenant of the Availability Notice. If Subtenant shall fail to accept such office with such fifteen (15) business day period for any reason, time being of the essence, such offer by Sublandlord shall be deemed rejected and the rights granted Subtenant pursuant to this Article shall cease and terminate. Notwithstanding the foregoing, Subtenant shall have no such Right of First Offer and Sublandlord need not provide Subtenant with an Availability Notice if, as of the date Sublandlord would otherwise deliver the Availability Notice, (a) there shall then be a default under this Sublease; or (b) Subtenant is not occupying all of the Sublet Space, whether as a result of assignment of this Sublease, sublease by Subtenant of the Sublease Space, abandonment of the Sublease Space by Subtenant, or otherwise. Subtenant shall accept such space in its then condition and as-built configuration as of the date Tenant takes possession of the space. This Right of First Offer is personal to the named subtenant herein and shall terminate and become void in the event of any assignment of this Sublease by Subtenant.

23. Miscellaneous.

(a) All prior understandings and agreements between the parties in respect of this Sublease are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties; and this Sublease may not changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination as sought.

(b) Any notice or demand which either party may or must give to the other hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, addressed as follows:

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If to the Subtenant:

The Lincoln National Life Insurance Company. 2005 Market Street, 34th Floor Philadelphia, PA 19103 Attn: Peter Giaccio

with a copy to:

The Staubach Company 15601 Dallas Parkway, Suite 400 Addison, TX 75001 Attn: Lincoln Lease Administration

If to the Sublandlord:

PXRE Corporation 399 Thornall Street Edison, NJ Attn: President

with a copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 Attn: Brian L. Taylor, Esq.

Either party, may, by notice in writing, direct that future notices or demands be sent to a different address.

i.	Whenever in the Lease a time is specified for the giving of any notice or the making of any demand by the tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding two (2) business days thereto, and whenever in the Lease a time is specified for the giving of any notice or the making of any demand by the landlord thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting two (2) business days therefrom. Whenever in the Lease a time is specified within which the tenant thereunder must give notice or make a demand following an event, or within which the tenant must respond to any notice, request or demand previously given or made by the landlord thereunder, or to comply with any obligation on the tenant's part thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting two (2) business days therefrom. Wherever in the Lease a time is specified within which the landlord thereunder must give notice or make a demand following an event, or within which the landlord must respond to any notice, request or demand previously given or made by the tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding two (2) business days thereto. It is the purpose and intent of the foregoing provisions to provide the Sublandlord under this Sublease with time within which to transmit to the Prime Lessor any notices or demands received from the Subtenant under this Sublease, and to transmit to the Subtenant any notices or demands received from the Prime Lessor. Notwithstanding the foregoing, any notices required to be delivered by either the Sublandlord or the Subtenant under the terms of this Sublease which are not notices to or from the Prime Lessor under the Lease shall be given in the manner, and the times, provided in this Sublease (or in the Lease) without reference to the addition or subtraction of days as provided in this subsection.

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(c) Sublandlord hereby grants to Subtenant the right to utilize Subtenant's Proportionate Share of the listings on the Building directory to which Sublandlord is entitled under the Lease.

(d) Notwithstanding anything to the contrary contained herein, Sublandlord’s liability under the terms of this Sublease shall be limited to the assets of Sublandlord, and Subtenant shall look solely to such assets of Sublandlord for the recovery of any judgment against Sublandlord arising out of or in any way connected with Sublandlord’s failure to perform its obligations under this Sublease, the relationship of Sublandlord and Subtenant created by this Sublease, or the use and occupancy of the Sublet Space, and no property or assets of Sublandlord's officers, directors, partners, principals (disclosed or undisclosed), members, affiliates, and any similar parties shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of Subtenant's rights and remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant created by this Sublease or the use and occupancy of the Sublet Premises.

(e) The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord and Subtenant, and their respective permitted successors and assigns. The term "Sublandlord" as used in this Sublease means only the tenant under the Lease, at the time in question, so that if landlord's interest in the Lease is assigned, landlord shall be thereupon released and discharged from all covenants, conditions and agreements of landlord hereunder accruing with respect to the Lease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

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(f) The paragraph headings appearing herein are for purposes of convenience only and are not deemed to be part of this sublease.

(g) In the event that any provisions of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

(h) This Sublease shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

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          IN WITNESS WHEREOF, the parties hereto have hereunto set their respective signatures as of the day and date first above written.

ATTEST:		SUBLANDLORD:
PXRE CORPORATION

By:	/s/ R. E. Jeff Jeffreys	By:	/s/ Bruce J. Byrnes

	Name: R. E. Jeff Jeffreys		Name: Bruce J. Byrnes
	Title: Treasurer		Title: General Counsel and Secretary

ATTEST:		SUBTENANT:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Ronald E. Madey	By:	/s/ Peter J. Giaccio

	Name: Ronald E. Madey		Name: Peter J. Giaccio
	Title: Vice President		Title: Vice President

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          EXHIBIT A

SUBLET SPACE

[to be inserted]

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          EXHIBIT B

THE LEASE

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          EXHIBIT C

Subtenant's Plans and Specifications